Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2011 Results

Rolling Meadows, Ill., March 7, 2012 — MYR Group Inc. (MYR) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2011 financial results.

Highlights

•                  Q4 2011 revenues of $234.3 million compared to Q4 2010 revenues of $155.1 million.

•                  Q4 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $14.8 million compared to $14.0 million in Q4 2010.

•                  Q4 2011 diluted earnings per share (EPS) of $0.28 compared to $0.29 in Q4 2010.

•                  Full-year 2011 revenues of $780.4 million compared to full-year 2010 revenues of $597.1 million.

•                  Full-year 2011 EBITDA of $49.1 million compared to full-year 2010 EBITDA of $42.7 million.

•                  Full-year 2011 diluted EPS of $0.87 compared to full-year 2010 diluted EPS of $0.78.

•                  Year-end 2011 backlog of $692.8 million compared to year-end 2010 backlog of $520.9 million.

•                  Executed a new five-year $175.0 million revolving credit agreement.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We are pleased to report increases in revenues, gross profit and EPS for the full year 2011 over 2010. Revenues and gross profit also increased in the fourth quarter 2011 compared to the fourth quarter 2010. Our 2011 revenues represent an all-time record for MYR Group and validate our strategy to position the Company for the transmission build-out now at hand. Over the last five years we have made significant investments in equipment, tooling and workforce development to capitalize on the major expansion in the transmission grid. We are proud of our role in improving the capacity and reliability of the nation’s electrical grid as well as our contribution in providing good paying jobs that stimulate the local and regional economies where these projects are based. We believe that specialty transmission equipment is in short supply and labor shortages are developing in certain areas of the country. We need to stay focused on those project opportunities that best fit our capabilities and continue to execute our work with the best people, safety programs and equipment in the industry.”

Bill Koertner continued “In the fourth quarter, we entered into a new five-year $175.0 million revolving credit agreement. We believe this new credit agreement enhances our financial strength and will help facilitate continued company growth with greater financial flexibility as we continue to pursue major projects, invest in equipment and resources, and explore other opportunities.”

Fourth-Quarter Results

MYR reported fourth-quarter 2011 revenues of $234.3 million, an increase of $79.1 million, or 51.0 percent, compared to the fourth quarter of 2010. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $193.5 million, an increase of $74.8 million, or 63.0 percent over the fourth quarter of 2010. The Commercial and Industrial (C&I) segment reported revenues of

-more-

$40.8 million, an increase of $4.3 million, or 11.8 percent, over the fourth quarter of 2010. The majority of the increase in revenues was the result of an increase in revenues from a few large transmission projects (greater than $10.0 million in contract value) coupled with a slight increase in revenues from several distribution and C&I projects.

Consolidated gross profit increased to $24.6 million, or 10.5 percent of revenues in the fourth quarter of 2011, compared to $21.8 million, or 14.1 percent of revenues in the fourth quarter of 2010.  The increase in gross profit was primarily due to increased revenues on large T&D projects. As a percentage of revenues, the gross profit margin decreased period over period mostly as a result of margin decreases on a few large transmission projects, which was partially offset by improved fleet utilization as well as an increase in margins on small T&D projects (under $3.0 million in contract value), medium-sized transmission projects (between $3.0 million and $10.0 million in contract value) and C&I projects. The margin decrease on the large transmission projects was due to increased estimates for labor, equipment and other costs compared to prior estimates as well as some decreased productivity on certain projects caused by project delays.

Selling, general and administrative expenses increased to $15.6 million in the fourth quarter of 2011 compared to $12.0 million in the fourth quarter of 2010. The increase was primarily due to an increase in employee compensation related to the increased number of support personnel and an increase in profit sharing and bonus related expense.

For the fourth quarter of 2011, net income was $5.9 million, or $0.28 per diluted share, compared to $6.1 million, or $0.29 per diluted share, for the same period of 2010. Fourth-quarter 2011 EBITDA was $14.8 million, or 6.3 percent of revenues, compared to $14.0 million, or 9.1 percent of revenues, in the fourth quarter of 2010. The decrease in EBITDA as a percentage of revenues was mainly due to a decrease in gross profit margin, as discussed above.

Full-Year Results

MYR reported revenues of $780.4 million for the full year of 2011, an increase of $183.3 million, or 30.7 percent, compared with the full year of 2010. The majority of the increase in revenues was the result of an increase in revenues from a few large transmission projects, coupled with an increase in revenues from many small transmission projects and a few medium-sized C&I projects and an overall increase in distribution work. The T&D segment reported revenues of $622.0 million in the full year of 2011, an increase of 39.0 percent over 2010. The C&I segment reported full-year 2011 revenues of $158.4 million, an increase of 5.8 percent over 2010.

Consolidated gross profit increased to $85.6 million, or 11.0 percent of revenues, for the full year of 2011, compared to $70.7 million, or 11.8 percent of revenues, for the full year of 2010. The increase in gross profit was mainly attributable to an increase in revenues year over year. The decrease in gross profit as a percentage of revenues was mainly attributable to an overall reduction in contract margins on a few large transmission projects due to increased estimates of costs compared to prior estimates and an increase in insurance expense year over year. In addition, there was an overall reduction in contract margins on several medium-sized C&I projects which was mostly due to margin pressures from increased competition.

Selling, general and administrative expenses (SG&A) increased to $56.8 million in the full year of 2011 compared to $44.6 million in the full year of 2010. The increase was primarily due to an increase in employee compensation related to the increased number of support personnel, increased profit sharing and bonus expense, and an increase in employee-related benefit costs, including group medical insurance. In addition, 2010 included a $1.6 million reduction in salary expense due to the one-time elimination of a severance liability as a result of amending the employment agreements of six executive officers.  As a percentage of revenues, these expenses decreased to 7.3% for the full year of 2011 from 7.5% for the full year of 2010.

For the full year of 2011, net income was $18.3 million, or $0.87 per diluted share, compared to $16.1 million, or $0.78 per diluted share, for the same period of 2010. EBITDA for the full year of 2011 was $49.1 million, or 6.3 percent of revenues, compared to $42.7 million, or 7.1 percent of revenues, for the full year of 2010. The decrease in EBITDA as a percentage of revenues was mainly due to the reduction in gross profit margins as discussed above, which was offset somewhat by an increase in depreciation expense.

Backlog

As of December 31, 2011, MYR’s backlog was approximately $692.8 million, consisting of $612.2 million in the T&D segment and $80.6 million in the C&I segment. Total backlog increased $171.9 million, or 33.0 percent, from $520.9 million reported at December 31, 2010. The increase in backlog in 2011 was primarily related to several large contracts that were awarded in the Company’s T&D segment in the first half of 2011.

Total backlog at December 31, 2011 was $28.6 million lower as compared to the $721.4 million backlog reported at September 30, 2011. T&D backlog decreased $45.2 million, or 6.9 percent, while C&I backlog increased $16.6 million, or 26.0 percent, compared to backlog at September 30, 2011.

MYR’s method of calculating backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period, therefore, it should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of December 31, 2011, MYR had cash and cash equivalents of $34.0 million and $147.8 million of borrowing availability under the new credit facility. MYR’s long-term credit agreement matures on December 21, 2016.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this press release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2011 results on Thursday, March 8, 2012, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, March 14, 2012 at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 52510106. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until March 14, 2012.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2011 and December 31, 2010

(in thousands, except share and per share data)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$34,013	$62,623
Accounts receivable, net of allowances of $1,078 and $947, respectively	126,911	107,172
Costs and estimated earnings in excess of billings on uncompleted contracts	43,694	29,299
Construction materials inventory	4,003	—
Deferred income tax assets	13,253	10,544
Receivable for insurance claims in excess of deductibles	10,122	8,422
Refundable income taxes	884	2,144
Other current assets	3,071	3,719
Total current assets	235,951	223,923
Property and equipment, net of accumulated depreciation of $64,345 and $46,878, respectively	117,178	96,591
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,223 and $1,888, respectively	10,869	11,204
Other assets	1,971	1,831
Total assets	$412,568	$380,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$10,000	$—
Accounts payable	73,924	41,309
Billings in excess of costs and estimated earnings on uncompleted contracts	24,945	45,505
Accrued self insurance	38,850	34,044
Other current liabilities	29,078	17,974
Total current liabilities	176,797	138,832
Long-term debt	—	30,000
Deferred income tax liabilities	19,354	17,971
Other liabilities	679	636
Total liabilities	196,830	187,439
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2011 and 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,405,044 and 20,007,081 shares issued and outstanding at December 31, 2011 and 2010, respectively	203	200
Additional paid-in capital	149,877	145,149
Retained earnings	65,658	47,360
Total stockholders’ equity	215,738	192,709
Total liabilities and stockholders’ equity	$412,568	$380,148

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2011 and 2010

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010
Contract revenues	$234,263	$155,136	$780,356	$597,077
Contract costs	209,638	133,334	694,790	526,357
Gross profit	24,625	21,802	85,566	70,720
Selling, general and administrative expenses	15,602	11,995	56,776	44,630
Amortization of intangible assets	84	84	335	335
Gain on sale of property and equipment	(446)	(26)	(1,174)	(750)
Income from operations	9,385	9,749	29,629	26,505
Other income (expense):
Interest income	5	21	53	58
Interest expense	(81)	(245)	(544)	(1,054)
Other, net	(28)	(30)	(81)	(144)
Income before provision for income taxes	9,281	9,495	29,057	25,365
Income tax expense	3,421	3,407	10,759	9,243
Net income	$5,860	$6,088	$18,298	$16,122
Income per common share:
—Basic	$0.29	$0.31	$0.90	$0.81
—Diluted	$0.28	$0.29	$0.87	$0.78
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,295	19,928	20,151	19,883
—Diluted	21,053	20,832	20,993	20,782

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Twelve Months Ended December 31, 2011 and 2010

	Three months ended December 31,		For the year ended December 31,
(in thousands of dollars)	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$5,860	$6,088	$18,298	$16,122
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	5,382	4,237	19,176	15,955
Amortization of intangible assets	84	84	335	335
Stock-based compensation expense	1,030	393	2,130	1,603
Excess tax benefit from stock-based awards	406	(49)	(1,266)	(198)
Deferred income taxes	(750)	2,555	(1,326)	1,743
Gain on sale of property and equipment	(446)	(26)	(1,174)	(750)
Other non-cash items	(34)	21	44	85
Changes in operating assets and liabilities
Accounts receivable, net	10,092	(9,342)	(19,739)	(6,520)
Costs and estimated earnings in excess of billings on uncompleted contracts	6,552	8,771	(14,395)	1,441
Construction materials inventory	(1,249)	—	(4,003)	—
Receivable for insurance claims in excess of deductibles	(986)	(76)	(1,700)	(340)
Other assets	(664)	(2,584)	3,559	662
Accounts payable	13,673	2,495	35,062	(1,718)
Billings in excess of costs and estimated earnings on uncompleted contracts	(13,994)	19,093	(20,560)	19,842
Accrued self insurance	1,007	210	4,806	944
Other liabilities	9,160	678	11,147	(4,369)
Net cash flows provided by operating activities	35,123	32,548	30,394	44,837
Cash flows from investing activities:
Proceeds from sale of property and equipment	498	527	1,306	1,278
Purchases of property and equipment	(8,180)	(9,813)	(42,342)	(21,895)
Net cash flows used in investing activities	(7,682)	(9,286)	(41,036)	(20,617)
Cash flows from financing activities:
Repayments on term loan	(10,000)	—	(30,000)	—
Borrowings under revolving credit facility	10,000	—	20,000	—
Repayments under revolving credit facility	(10,000)	—	(10,000)	—
Debt issuance costs	(569)	—	(569)	—
Payments of capital lease obligations	—	(4)	—	(42)
Employee stock option transactions	—	135	1,370	671
Restricted stock tax withholdings	—	—	(80)	—
Excess tax benefit from stock-based awards	(406)	49	1,266	198
Other financing activities	—	—	45	—
Net cash flows provided by (used in) financing activities	(10,975)	180	(17,968)	827
Net increase (decrease) in cash and cash equivalents	16,466	23,442	(28,610)	25,047
Cash and cash equivalents:
Beginning of period	17,547	39,181	62,623	37,576
End of period	$34,013	$62,623	$34,013	$62,623

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Twelve Months Ended December 31, 2011 and 2010

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Summary Data:
Contract revenues	$234,263	$155,136	$780,356	$597,077
Gross profit	$24,625	$21,802	$85,566	$70,720
Income from operations	$9,385	$9,749	$29,629	$26,505
Net income	$5,860	$6,088	$18,298	$16,122

Income per common share (1):
- Basic	$0.29	$0.31	$0.90	$0.81
- Diluted	$0.28	$0.29	$0.87	$0.78

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,295	19,928	20,151	19,883
- Diluted	21,053	20,832	20,993	20,782

Reconciliation of Net Income to EBITDA:
Net income	$5,860	$6,088	$18,298	$16,122
Interest expense (income), net	76	224	491	996
Provision for income taxes	3,421	3,407	10,759	9,243
Depreciation and amortization	5,466	4,321	19,511	16,290
EBITDA (2)	$14,823	$14,040	$49,059	$42,651

(1)                    The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                   EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.